Exhibit 99.1

  State Street Corporation Announces Record Revenue in Second Quarter, up 21% Compared to 2005; Continues to Achieve Positive Operating Leverage with Strength across All Business Units

    BOSTON--(BUSINESS WIRE)--July 18, 2006--State Street Corporation announced today second-quarter earnings per share of $0.68 which includes non-cash tax charges of $0.25 per share. These charges include $0.18 per share, primarily related to the impact of the recently passed Tax Increase Prevention and Reconciliation Act ("TIPRA"), as well as $0.07 per share, related to an increase in the tax provision for the potential resolution of issues with the IRS regarding the treatment of leveraged leases. Excluding these tax charges, earnings per share of $0.93 are up 41% from $0.66 per share in the second quarter of 2005. Record revenue of $1.7 billion in the second quarter of 2006 is up 21%, or $290 million, compared to $1.4 billion in the year-ago quarter. Total expenses in the second quarter of 2006 of $1.2 billion are up 14%, or $148 million, compared to $1.0 billion in the year-ago quarter. As a result, the Corporation generated significant positive operating leverage. For the second quarter of 2006, return on shareholders' equity including the tax charges is 14.0% and excluding the tax charges is 19.2%. These compare to 14.4% in the second quarter of 2005.
    Ronald E. Logue, State Street's chairman and chief executive officer, said, "Our strong results across all business units and geographies demonstrate the successful execution of our global strategy. We are particularly pleased with the performance of our investment servicing activities, including the strength in securities finance and foreign exchange. State Street Global Advisors continues to win new business in quantitative active strategies, launch new ETFs, increase its fee revenue, and make a larger contribution to our bottom line. We continue to manage expenses in light of a dynamic market environment. We are pleased that again this quarter we achieved positive operating leverage. Net interest revenue and net interest margin also improved compared to 2005, due to more active balance sheet management."
    Looking forward, Logue concluded, "The potential effect of higher short-term interest rates in the U.S. in the second half of the year poses a challenge for us. As in past years, we may experience seasonal weakness in certain market-driven revenues in the third quarter. However, excluding the second-quarter tax charges, the strength in the first half of the year increases our confidence that we will achieve at the high end of the ranges we established for the full year."

    SECOND QUARTER RESULTS VS. YEAR-AGO QUARTER

    Servicing fees are up 11%, to $683 million from $618 million in last year's second quarter. The increase is attributable to new business from existing and new customers in 2006 and higher equity market valuations. Total assets under custody are $10.9 trillion, up 13%, compared with $9.6 trillion in the year-ago quarter. Daily average values for the S&P 500 Index are up 8% from the second quarter of 2005; daily average values for the MSCI(R) EAFE Index(SM) are up 25%. The average values for the NASDAQ are up about 11%.
    Investment management fees, generated by State Street Global Advisors, are $232 million, up 34% from $173 million a year ago. Management fees reflect continued new business, an increase in average month-end equity valuations, and increased performance fees. Total assets under management are $1.5 trillion, up 12%, compared to $1.4 trillion the previous year.
    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, is $258 million for the quarter, up 53% from $169 million a year ago. The increase was driven by strength in foreign exchange.
    Securities finance revenue is $128 million in the quarter, up 13% compared to $113 million in the year-ago quarter, reflecting an increase in demand, offset partially by a decline in spreads. Both quarters' results represent seasonally high activity.

    Processing fees and other revenue are up 6% at $74 million.

    Net interest revenue on a fully taxable-equivalent basis is $275 million, an increase of $47 million from $228 million a year ago. The increase in net interest revenue is due to a favorable mix of deposits as well as growth in the balance sheet due to customer demand. Net interest margin increased to 1.20% from 1.04% a year ago.
    Expenses increased from $1,028 million to $1,176 million, up $148 million, or 14%. Salaries and benefits expenses are up 24% to $684 million, primarily attributable to incentive compensation due to improved performance, additions to headcount, and increases in planned benefits. Expenses for information systems & communications increased $8 million, or 7%, to $129 million due to infrastructure investments. The increase in expenses also includes higher transaction processing services, up 20% to $134 million, due to higher volumes. Occupancy expense decreased 17%, or $19 million, to $95 million primarily due to the $26 million charge in 2005 for sub-leasing several floors at the Corporation's headquarters building. Other expenses increased 4% to $134 million from $129 million.
    The effective tax rate for the quarter is 52.1% including the two previously mentioned charges for the adjustments to federal income taxes, compared with 34.0% in the second quarter of last year. The effective tax rate in the third and fourth quarters of 2006 is expected to be 34.6%.
    State Street recorded a non-cash tax charge of $59 million, or $0.18 per share, primarily related to recently passed legislation repealing the exclusion from federal income taxation of a portion of the income generated from certain leveraged leases of aircraft. The Corporation also recorded an additional tax provision of $24 million, or $0.07 per share, for the potential resolution of issues with the IRS regarding the treatment of lease-in-lease-out ("LILO") and sale-in-lease-out ("SILO") transactions.
    On July 13, 2006, the FASB issued FASB Staff Position, or "FSP," No. FAS 13-2. The FSP requires that the recognition of lease income over the term of a lease be recalculated if there is a change in the expected timing of tax-related cash flows. The adoption of the FSP will result in an after-tax reduction of the opening balance of retained earnings, on January 1, 2007, in the range of $190 million to $240 million. Future income from the affected leases is expected to increase over the remaining terms of the leases by an amount approximately equal to the after-tax reduction.
    State Street purchased approximately 2.8 million shares of its common stock during the second quarter at an average price of $64.74 per share. The remaining authorization to purchase shares is 12.2 million shares.

    SECOND-QUARTER RESULTS VS. FIRST QUARTER

    Second-quarter net income per share of $0.93, excluding the $0.25 per share for additional tax provisions, compares to net income per share from continuing operations of $0.84 in the first quarter. Total revenue in the second quarter of $1.7 billion is up 8% versus $1.5 billion in the first quarter. Total expenses are $1.2 billion, up 7% versus $1.1 billion in the first quarter. For the second quarter of 2006, return on shareholders' equity including the tax charges is 14.0% and excluding the tax charges is 19.2%. These compare with 17.6% from continuing operations in the first quarter.
    Servicing fees are up 4% to $683 million and management fees are up 5% to $232 million due principally to new business. Trading services increased 12% to $258 million due to strength in foreign exchange. Securities finance revenue increased 58%, from $81 million to $128 million, due to seasonally high volumes and improved spreads. Processing fees and other are up slightly from $72 million to $74 million. Net interest revenue on a fully taxable-equivalent basis decreased $2 million, or 1%, to $275 million, compared to $277 million in the first quarter.
    Salaries and employee benefits total $684 million, an increase of $49 million, or 8%, from $635 million, attributable to the impact of incentive compensation due to improved performance and the impact of merit increases. Transaction processing services increased $14 million, or 12%, due to an increase in volumes. Other expenses are up $18 million, or 16%, from $116 million to $134 million primarily in support of new business and growth initiatives.

    ADDITIONAL INFORMATION

    All per share amounts represent diluted earnings per share.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, July 18, 2006, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 8354430). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $10.9 trillion in assets under custody and $1.5 trillion in assets under management, State Street operates in 26 countries and more than 100 geographic markets worldwide and employs 21,675 worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to changes in interest rates, the value of global and regional financial markets, the extent of volatility in currency markets, the pace of cross-border investment activity, the pace at which State Street adds new clients or at which existing clients use additional services, State Street's business mix, State Street's success at integrating and converting acquisitions into its business, the pace of worldwide economic growth and rates of inflation, the dynamics of markets State Street serves, and consolidations among clients and competitors. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements, are set forth in State Street's 2005 annual report on Form 10-K, particularly in Item 1A, "Risk Factors," and the Corporation's subsequent SEC filings which should be read before making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, July 18, 2006, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.



                        Press Release Addendum

                         Financial Highlights
                             June 30, 2006


                                        Quarters Ended      % Change
                                      --------------------------------
(Dollars in millions, except per       June   March  June    Q2   Q2
 share information or where otherwise   30,    31,    30,    vs.  vs.
 indicated)                            2006   2006   2005    Q1   Q2

----------------------------------------------------------------------

Total Revenue                         $1,651 $1,523 $1,361     8% 21%
Total Expenses                         1,176  1,096  1,028     7  14
Income Tax Expense                       248    145    113    71 119
Income from Continuing Operations        227    282    220   (20)  3
Income from Discontinued Operations        -     10      -     -   -
Net income                               227    292    220   (22)  3

Diluted Earnings Per Share:
 From Continuing Operations (1)       $  .68 $  .84 $  .66   (19)  3
 From Discontinued Operations              -    .03      -
 Net Income                              .68    .87    .66   (22)  3

Closing Price Per Share of Common
 Stock                                $58.09 $60.43 $48.25
Cash Dividends Declared Per Share        .20    .19    .18

Return on Equity from Continuing
 Operations                             14.0 % 17.6 % 14.4 %
Return on Equity                        14.0   18.3   14.4

Assets Under Custody (AUC) (in
 trillions)                           $10.86 $10.74 $ 9.62
Assets Under Management (AUM) (in
 trillions)                             1.53   1.54   1.37



                                           Six Months Ended  % Change
                                          ----------------------------
                                                                2006
(Dollars in millions, except per share     June 30, June 30,     vs.
 information)                               2006     2005       2005
----------------------------------------------------------------------

Total Revenue                             $  3,174 $  2,669       19 %
Total Expenses                               2,272    1,994       14
Income Tax Expense                             393      229       72
Income from Continuing Operations              509      446       14
Income from Discontinued Operations             10        -
Net Income                                     519      446

Diluted Earnings Per Share:
 From Continuing Operations (1)           $   1.52 $   1.33       14
 From Discontinued Operations                  .03        -
 Net Income                                   1.55     1.33

Cash Dividends Declared Per Share              .39      .35       11

Return on Equity from Continuing Operations   15.8 %   14.7 %
Return on Equity                              16.1     14.7


(1) Second-quarter and first-half EPS reduced by $.25 per share for tax charges.



                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
            Periods ended June 30, 2006 and June 30, 2005

                     Quarters Ended             Six Months Ended
               -------------------------------------------------------
(Dollars in
 millions,
 except per
 share          June 30,  June 30,   %     June 30,  June 30,   %
 information)     2006      2005    Change   2006      2005    Change
---------------------------------- -------------------------- --------

Fee Revenue:
Servicing fees $    683  $    618   11  % $  1,340  $  1,217  10   %
Management fees     232       173   34         452       350  29
Trading
 services           258       169   53         488       336  45
Securities
 finance            128       113   13         209       183  14
Processing fees
 and other           74        70    6         146       154  (5)
               --------- ---------        --------- ---------
  Total fee
   revenue        1,375     1,143   20       2,635     2,240  18

Net Interest
 Revenue:
Interest
 revenue          1,034       693   49       1,995     1,296  54
Interest
 expense            772       476   62       1,467       867  69
               --------- ---------        --------- ---------
  Net interest
   revenue (1)      262       217   21         528       429  23
Provision for
 loan losses          -         -                -         -
               --------- ---------        --------- ---------
  Net interest
   revenue
   after
   provision
   for
   loan losses      262       217   21         528       429  23

Gain on sales of
 available-for-
 sale investment
 securities, net     14         1               11         -
               --------- ---------        --------- ---------
  Total revenue   1,651     1,361   21       3,174     2,669  19

Operating
 Expenses:
Salaries and
 employee
 benefits           684       552   24       1,319     1,076  23
Information
 systems and
 communications     129       121    7         261       247   6
Transaction
 processing
 services           134       112   20         254       220  15
Occupancy            95       114  (17)        188       206  (9)
Other               134       129    4         250       245   2
               --------- ---------        --------- ---------
  Total
   operating
   expenses       1,176     1,028   14       2,272     1,994  14
               --------- ---------        --------- ---------
  Income from
   continuing
   operations
   before income
   tax expense      475       333   43         902       675  34
Income tax
 expense from
 continuing
 operations         248       113              393       229
               ---------- ---------        --------- ---------
  Income from
   continuing
   operations       227       220    3         509       446  14

Income from
 discontinued
 operations
 before income
 tax expense          -         -               16         -
Income tax
 expense from
 discontinued
 operations           -         -                6         -
               ---------- ---------        --------- ---------
  Income from
   discontinued
   operations         -         -               10         -
               ---------- ---------        --------- ---------
  Net income   $    227  $    220         $    519  $    446
               ========= =========        ========= =========

Earnings Per
Share From
Continuing
Operations:
 Basic         $    .69  $    .67    3    $   1.54  $   1.35  14
 Diluted            .68       .66    3        1.52      1.33  14

Earnings Per
Share From
Discontinued
Operations:
 Basic         $      -  $      -         $    .03  $      -
 Diluted              -         -              .03         -

Earnings Per
 Share:
 Basic         $    .69  $    .67         $   1.57  $   1.35
 Diluted            .68       .66             1.55      1.33

OTHER SELECTED
 FINANCIAL
 INFORMATION

Average Shares
 Outstanding
 (in thousands):
 Basic           330,804   330,118          331,777   330,837
 Diluted         335,879   334,090          336,102   334,216

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $275 million and $228 million for the three months ended June 30, 2006 and 2005, respectively, and $552 million and $451 million for the six months ended June 30, 2006 and 2005, respectively.

                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
            Periods ended June 30, 2006 and March 31, 2006

                                          Quarters Ended
                                        -----------------------------

(Dollars in millions, except per share    June      March
 information)                              30,        31,
                                          2006      2006     % Change
---------------------------------------------------------------------

Fee Revenue:
Servicing fees                          $    683  $    657        4  %
Management fees                              232       220        5
Trading services                             258       230       12
Securities finance                           128        81       58
Processing fees and other                     74        72        3
                                        --------- ---------
  Total fee revenue                        1,375     1,260        9

Net Interest Revenue:
Interest revenue                           1,034       961        8
Interest expense                             772       695       11
                                        --------- ---------
  Net interest revenue (1)                   262       266       (2)
Provision for loan losses                      -         -
                                        --------- ---------
  Net interest revenue after provision
   for loan losses                           262       266       (2)

Gain (Loss) on sales of
 available-for-sale
 investment securities, net                   14        (3)
                                        --------- ---------
  Total revenue                             1,651     1,523        8

Operating Expenses:
Salaries and employee benefits               684       635        8
Information systems and communications       129       132       (2)
Transaction processing services              134       120       12
Occupancy                                     95        93        2
Other                                        134       116       16
                                        --------- ---------
  Total operating expenses                 1,176     1,096        7
                                        --------- ---------
  Income from continuing operations
   before income tax expense                 475       427       11
Income tax expense from continuing
 operations                                  248       145
                                        --------- ---------
  Income from continuing operations          227       282      (20)

Income from discontinued operations
 before income tax expense                     -        16
Income tax expense from discontinued
 operations                                    -         6
                                        --------- ---------
  Income from discontinued operations          -        10
                                        --------- ---------
  Net income                            $    227  $    292
                                        ========= =========

Earnings Per Share From Continuing
 Operations:
  Basic                                 $    .69  $    .85      (19)
  Diluted                                    .68       .84      (19)

Earnings Per Share From Discontinued
 Operations:
  Basic                                 $      -  $    .03
  Diluted                                      -       .03

Earnings Per Share:
  Basic                                 $    .69  $    .88
  Diluted                                    .68       .87

OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding (in
 thousands):
  Basic                                  330,804   332,761
  Diluted                                335,879   337,117

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $275 million and $277 million for the three months ended June 30, 2006 and March 31, 2006, respectively.

                       STATE STREET CORPORATION
                        Press Release Addendum

                  CONSOLIDATED STATEMENT OF CONDITION

----------------------------------------------------------------------

(Dollars in millions, except    June 30,    December 31,   June 30,
 share information)               2006          2005         2005
----------------------------------------------------------------------

Assets
Cash and due from banks           $  4,580      $ 2,684      $  6,466
Interest-bearing deposits with
 banks                               7,634       11,275        14,728
Securities purchased under
 resale agreements                  10,786        8,679        11,699
Trading account assets                 998          764           805
Investment securities
 available for sale                 55,071       54,979        50,419
Investment securities held to
 maturity                            4,528        4,891         3,435
Loans (less allowance of $18,
 $18 and $18)                        8,690        6,464         6,352
Premises and equipment               1,541        1,453         1,449
Accrued income receivable            1,468        1,364         1,249
Goodwill                             1,359        1,337         1,498
Other intangible assets                463          459           466
Other assets                         5,418        3,619         5,688
                              ------------- ------------ -------------
   Total assets                   $102,536      $97,968      $104,254
                              ============= ============ =============

Liabilities
Deposits:
   Noninterest-bearing            $  9,944      $ 9,402      $ 11,363
   Interest-bearing -- U.S.          2,349        2,379         2,328
   Interest-bearing -- Non-
    U.S.                            51,262       47,865        48,366
                              ------------- ------------ -------------
Total deposits                      63,555       59,646        62,057

Securities sold under
 repurchase agreements              19,393       20,895        23,748
Federal funds purchased              1,811        1,204           303
Other short-term borrowings          1,351        1,219         1,654
Accrued taxes and other
 expenses                            2,653        2,632         2,541
Other liabilities                    4,705        3,346         5,240
Long-term debt                       2,599        2,659         2,463
                              ------------- ------------ -------------
   Total liabilities                96,067       91,601        98,006

Shareholders' Equity
Preferred stock, no par:
 authorized 3,500,000; issued
 none
Common stock, $1 par:
 authorized 500,000,000
 shares; issued 337,126,000,
  337,126,000 and 337,126,000
 shares                                337          337           337
Surplus                                308          266           287
Retained earnings                    6,579        6,189         5,920
Accumulated other
 comprehensive loss                   (377)        (231)           (6)
Treasury stock (at cost
 6,495,000, 3,501,000 and
 6,427,000 shares)                    (378)        (194)         (290)
                              ------------- ------------ -------------
  Total shareholders' equity         6,469        6,367         6,248
                              ------------- ------------ -------------
  Total liabilities and
   shareholders' equity           $102,536      $97,968      $104,254
                              ============= ============ =============

    CONTACT: State Street Corporation
             Edward J. Resch, 617-664-1110
             or
             Investors:
             Kelley MacDonald, 617-664-3477
             or
             Media:
             Hannah Grove, 617-664-3377